                                                                    Exhibit 12.1

                                 COINSTAR, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             2000          1999          1998          1997          1996
                         ------------  ------------  ------------  ------------  ------------
EARNINGS:
 Net loss............... $(22,693,437) $(21,372,770) $(23,972,872) $(29,593,362) $(15,967,335)
ADD BACK FIXED CHARGES:
 Interest expense
  including amortization
  of deferred financing
  costs.................    8,516,699    11,314,177    10,816,858     9,821,619     2,661,374
 Assumed interest
  component of rent
  expense(1)............      544,835       454,261       454,594       297,095       120,187
                         ------------  ------------  ------------  ------------  ------------
   Total fixed charges..    9,061,534    11,768,438    11,271,452    10,118,714     2,781,561
                         ------------  ------------  ------------  ------------  ------------
 Adjusted earnings...... $(13,631,903) $ (9,604,332) $(12,701,420) $(19,474,648) $(13,185,774)
                         ============  ============  ============  ============  ============
 Ratio of earnings to
  fixed charges.........        (1.50)        (0.82)        (1.13)        (1.92)        (4.74)
                         ============  ============  ============  ============  ============
 Deficiency of earnings
  to fixed charges...... $(22,693,437) $(21,372,770) $(23,972,872) $(29,593,362) $(15,967,335)
                         ============  ============  ============  ============  ============

--------
(1)  Estimated as one-third of operating lease rent expenses.